Exhibit 11

               Electronic Retailing Systems International, Inc.
                  Computation of Basic Loss Per Common Share

                                Three Months       Twelve Months
                                   Ended              Ended
                               December 31, 1997  December 31, 1997
                               -----------------  -----------------
Net loss                       ($ 8,776,000)      ($26,873,000)
                               ============       ============

Weighted average common
 shares outstanding              21,137,665         21,095,642
                               ============       ============

Basic loss per common share          ($0.42)            ($1.27)
                               ============       ============

Calculation of weighted average
 common shares outstanding
-------------------------------

Common shares issued and out-
 standing at December 31, 1996   21,047,106         21,047,106

Issuance of common shares
 pursuant to stock option plan       90,559             48,536
                               ------------       ------------

Weighted average common shares
 outstanding                     21,137,665         21,095,642
                               ============       ============


